EXHIBIT 99.1 -- Servicer's Annual Statement of Compliance


						100 Wood Hollow Drive
						Novato, CA 94945


					[GreenPoint Mortgage logo]


March 15, 2005


   RE:	GreenPoint Home Equity Loan Trust (Series 2004-2);
        Annual Statement as to Comp1iance by the Servicer

Ladies and Gentlemen:

	Pursuant to Section 3.09 of the Sale and Servicing Agreement and
Section 4(f) of the Underwriting Agreement with respect to the above-referenced offering, the undersigned officer of GreenPoint Mortgage Funding, Inc.
(as "Servicer") hereby certifies as to the following (capitalized terms have the meanings used in the Sale and Servicing Agreement):

    1.	a review of the activities of the Servicer and its performance under the
        Sale and Servicing Agreement during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and

    2.	to the best knowledge of the undersigned officer, based on such review, the Servicer has fulfilled all of its material obligations under the Sale and Servicing Agreement throughout the applicable period, and there has been no known default in the fulfillment of the Servicer's material obligations throughout such period, except in connection with the servicing of the Mortgage Loans by the Servicer, in certain circumstances the mortgage interest rate changes on certain Mortgage Loans were not adjusted at the appropriate date in accordance with the Mortgagor's loan documents. This resulted in the Mortgagor being overcharged for the period from the interest rate change until the correct effective date, which was the first day of the following month. As a result, more interest was collected for distribution in certain Collection Periods than would otherwise be the case. There was no impact, however, on the calculation of amounts due and payable on the Notes or on the amounts paid on the Notes. The number of Mortgage
	Loans not adjusted at the appropriate date was 3,995, with a total overcharge of approximately $80,772.03. No reimbursement of these overcharges which were paid to the Trust Fund will be requested by the Servicer. This error was identified by Management and the systematic issue that caused the incorrect calculation of interest was resolved prior to the issuance of this letter. All Mortgagors that were overcharged will be refunded any excess interest paid.

						Very truly yours

						GREENPOINT MORTGAGE
						FUNDING, INC.,
						as Servicer

						/S/ Nathan Hieter
						Name:	Nathan Hieter
						Title:	Senior Vice President